UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

HOSPIRA, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0504497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 N. Field Drive
Lake Forest, Illinois 60045
(Address of Principal Executive Offices)

Hospira 2004 Long-Term Stock Incentive Plan, as amended
(Full Title of the Plan)

Brian J. Smith
Hospira, Inc.
Dept. NLEG
275 North Field Drive
Lake Forest, Illinois 60045-5045
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (224) 212-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value and associated Preferred Stock Purchase Rights	13,000,000	$53.955	$701,415,000	$50,011

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the plan described herein. This Registration Statement also pertains to rights to purchase shares of Series A Junior Participating Preferred Stock of Hospira, Inc. (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exercisable and one Right will accompany each share of Common Stock being registered hereby.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum aggregate offering and amount of registration fee are calculated on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on March 12, 2010.

Pursuant to General Instruction E, the contents of the Hospira, Inc. 2004 Long-Term Stock Incentive Plan Registration Statement on Form S-8 (File No. 333-115056) are incorporated herein by reference.

Part II. Information Required in the Registration Statement

Item 5. Interests of Named Experts and Counsel

Brian J. Smith, Senior Vice President, General Counsel and Secretary of the Registrant, whose opinion is included herewith as Exhibit 5.1, beneficially owned as of March 15, 2010, approximately 32,952 common shares of the Registrant (this amount includes approximately 9,712 shares held for the benefit of Mr. Smith in the Hospira 401(k) Retirement Savings Plan and 7,945 earned, unvested performance share units) and held options to acquire 305,700 Common Shares of which options to purchase 237,900 Common Shares are currently exercisable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, State of Illinois, on March 19, 2010.

HOSPIRA, INC.

By:	/s/ Christopher B. Begley
Christopher B. Begley
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Christopher B. Begley and Brian J. Smith, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 19, 2010.

Signature	Title

/s/ Christopher B. Begley	Chairman of the Board and Chief Executive Officer
Christopher B. Begley

/s/ Thomas E. Werner	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
Thomas E. Werner

Corporate Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Richard J. Hoffman
Richard J. Hoffman

/s/ Irving W. Bailey, II
Irving W. Bailey, II	Director

/s/ Barbara L. Bowles
Barbara L. Bowles	Director

/s/ Connie R. Curran
Connie R. Curran	Director

/s/ Roger W. Hale
Roger W. Hale	Director

/s/ Ronald A. Matricaria
Ronald A. Matricaria	Director

/s/ Jacque J. Sokolov M.D.
Jacque J. Sokolov M.D.	Director

/s/ John C. Staley
John C. Staley	Director

/s/ Heino von Prondzynski
Heino von Prondzynski	Director

/s/ Mark F. Wheeler M.D.
Mark F. Wheeler M.D.	Director

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1

Hospira 2004 Long-Term Stock Incentive Plan, as amended (filed as Exhibit A to the Hospira, Inc. Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2009 and incorporated herein by reference).

5.1	Opinion of Brian J. Smith.

23.1	The consent of counsel, Brian J. Smith, is included in his opinion.

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney is included on the signature page.